Exhibit 99.1

LETTER TO SHAREHOLDERS FROM J. MICHAEL ADAMS, JR., CHAIRMAN OF
THE BOARD, AND JEFFREY A. STOPKO, PRESIDENT AND CEO

August 31, 2023

Dear Shareholder,

We are excited about the future of AmeriServ and are executing our strategy to create long-term value for you and all our stakeholders. Our Board of Directors (the “Board”) is committed to making sure we achieve this goal.

The Board has a responsibility to represent your best interests and has always worked hard to do that. Over the past year, this resulted in some public back and forth with a shareholder who gained control of 8.6% of the Company’s stock, agitated publicly for the election of his hand-picked directors, and then recently relinquished control of most of these stock holdings.

This investor, Driver Management Company LLC (collectively with its affiliates, “Driver”), recently mailed a highly misleading letter to shareholders penned by its founder and managing member, J. Abbott R. Cooper. Driver’s letter is seemingly intended to sow confusion among AmeriServ shareholders. We are writing to you today to ensure this does not happen and to set the record straight.

Please consider the following facts.

FACT #1: DRIVER HAS NO TRACK RECORD OF CREATING SHAREHOLDER VALUE

●	Driver is a serial activist investor and, since 2018, has targeted a total of nine (9) community banks with proxy campaigns – primarily to win influence on their boards.

●	The share prices of those nine companies declined an average of 15% during Driver’s involvement.[1]

●	Driver’s aggressive tactics, disregard for long-term shareholders and oftentimes reckless communications have destroyed value.

FACT #2: DRIVER OPERATES WITH A SHORT-TERM MENTALITY

●	Driver first bought AmeriServ stock in May of 2022, just months before announcing its nomination of director candidates for election to the Board.

●	Mr. Cooper is clearly not aligned with long-term shareholders, but rather – we believe – bought into the stock with the intention of getting a quick profit and then selling out.

1 Source: “Driver Files 13D/A on AmeriServ Financial; Updates Item 4,” August 9, 2023, Bloomberg.

FACT #3: DRIVER HAS GIVEN UP CONTROL OF THE VAST MAJORITY OF ITS AMERISERV STOCK

●	When Driver did not get what it wanted following the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”), it relinquished control of the majority of its AmeriServ stock within months.

●	Driver began its campaign at AmeriServ in January of 2023 beneficially owning 8.6% of the common stock.

●	On August 9, 2023, it reported beneficial ownership of only 1.6%.

●	We question Mr. Cooper’s commitment to creating value at the Company given his now drastically reduced stake.

FACT #4: MR. COOPER DID NOT DISCLOSE KEY INFORMATION ABOUT HIS NOMINEES

●	Shareholders should take Driver’s statements with a grain of salt, given that its nomination notice for the 2023 Annual Meeting failed to disclose important information about its candidates and the fact that Mr. Cooper’s election to the Board would not comply with our interlocks bylaw because of his impending service on the board of another depository institution.

●	Our bylaws exist to protect the best interests of all stakeholders, including you, our shareholders, as well as our customers, employees and community, and we take their requirements very seriously.

●	Driver’s disregard of our bylaws – and failure to present information essential for shareholders to make full assessments of its candidates’ qualifications and ability to serve on the Board – should give everyone serious pause.

FACT #5: DRIVER’S ATTACKS HAVE COST SHAREHOLDERS DEARLY

●	As we announced in our second quarter 2023 earnings, we had to spend $1.7 million in the first two quarters of 2023 to defend the Company and the best interests of all shareholders by not allowing Driver’s candidates to stand for election to the Board after Mr. Cooper hid critical information about at least one of them.

●	It should not be lost on Mr. Cooper that he himself is directly responsible for the costs we have had to incur.

●	Although this spend resulted in a net loss of $187,000 for the second quarter, we continued to operate effectively and in a conservative manner.

●	Since the end of 2022, we have seen an increase of $19 million, or 1.7%, in deposits, which demonstrates customer confidence and the strength and loyalty of our core deposit base.

●	Additionally, wealth management revenues showed modest growth for the past two consecutive quarters.

FACT #6: DRIVER HAS BROUGHT FRIVOLOUS LITIGATION AGAINST THE COMPANY

●	Unfortunately, Driver continues to force the Company to incur costs by entangling us in ongoing litigation.

●	Previously, Driver sought a preliminary injunction to delay our 2023 Annual Meeting – and deprive shareholders of the opportunity to cast their votes – and this request was rejected by the United States District Court for the Western District of Pennsylvania.

o	The Court declared “Driver’s inability to have its director nominees considered for election at the 2023 Annual Meeting is entirely a result of its own failures, not as a result of AmeriServ’s conduct.”

●	Not content to accept the United States District Court’s decision, and the subsequent election of our highly qualified new directors at the 2023 Annual Meeting, Mr. Cooper is now apparently attempting to re-fight the proxy contest through the courts – despite his failed attempt to do so in the past.

●	To that end, the Company is currently involved in two (three until recently) court cases caused by Driver.

FACT #7: DRIVER CONTINUES TO PUSH FOR ADDITIONAL LITIGATION – EVEN DEMANDING THAT THE BOARD SUE ITS OWN MEMBERS

●	In an August 1, 2023 letter, Mr. Cooper demands that the Board sue, on behalf of the Company – its own members (as well as two recently retired directors) – for “breach of their fiduciary duty.”

●	This demand – while extreme – is not surprising given Driver’s litigious history with target companies. Notably, Driver has filed lawsuits against several other community banks, including First Foundation, Inc., First United Corporation and Republic First Bancorp, Inc.

●	In fact, in April of 2021, Driver “greenmailed” First United Corporation into buying back the firm’s shares for $6.5 million and also paying $3.3 million in order to settle litigation that Driver brought against that company.[2] This action calls into question Driver’s alignment with long-term shareholders in general.

●	As we previously stated in a letter to Driver, we have no intention of agreeing to the type of seemingly self-enriching share repurchases and cash payments that Driver has extracted from other community banks in order to end litigious contests.[3]

●	That said, we take all shareholder concerns seriously. Therefore, despite the potential additional costs involved, we are acting according to the Pennsylvania Business Corporation Law and forming a Special Litigation Committee made up of outside, independent individuals who will hire their own independent counsel and evaluate Mr. Cooper’s demand, and the Board looks forward to their conclusions.

2 Source: “First United in Maryland buys out activist investor,” April 19, 2021, American Banker.

3 See Current Report on Form 8-K filed by AmeriServ on January 19, 2023.

FACT #8: DRIVER HAS NEVER ARTICULATED A VIABLE ALTERNATIVE STRATEGY OR PLAN FOR AMERISERV

●	Shareholders reading Driver’s public materials would be left scratching their heads if they tried to find any sort of plan or strategy to improve the Company.

●	Unsurprisingly, Mr. Cooper presented no plans in private discussions either.

●	This should leave shareholders asking what exactly Driver wants to accomplish with AmeriServ.

FACT #9: OUR BOARD HAS BEEN SIGNIFICANTLY REFRESHED WITH HIGHLY QUALIFIED AND VALUE ADDITIVE INDIVIDUALS

●	The Board is committed to ongoing refreshment with new, independent perspectives, and pursuing sound corporate governance. Four of our nine Board members (44%) have joined over approximately the past three years.

●	At the 2023 Annual Meeting, shareholders elected the Company’s slate of three highly qualified director candidates – Richard “Rick” W. Bloomingdale, David J. Hickton and Daniel A. Onorato.

●	Mr. Onorato was an incumbent Board member, and Messrs. Bloomingdale and Hickton were selected following thorough search and vetting processes, which were informed by shareholder feedback and supported by independent advisors.

●	All three individuals bring important professional experience and subject matter expertise directly relevant to our strategic growth areas and business operations:

o	Mr. Bloomingdale, the recently retired President of the Pennsylvania American Federation of Labor and Congress of Industrial Organizations (“Pennsylvania AFL-CIO”), brings finance and labor experience to strengthen AmeriServ’s human capital management efforts and position the Company to further expand its union business throughout Pennsylvania.

o	Mr. Hickton, the Founding Director of the Institute for Cyber Law, Policy and Security at the University of Pittsburgh and former U.S. Attorney for the Western District of Pennsylvania, has experience in legal affairs, regulatory matters, and data security and privacy approaches directly benefitting the Company as it meets customers’ expectations for online and mobile services.

o	Mr. Onorato, an executive at Highmark Health and former two-term Chief Executive of Allegheny County, possesses valuable knowledge of AmeriServ and its markets as well as relevant experience across the accounting and legal fields that has been additive in the boardroom.

FACT #10: WE ARE EXECUTING A CLEAR STRATEGY TO CREATE LONG-TERM VALUE FOR OUR STAKEHOLDERS

●	We are focused on executing our three-pronged strategy to create value for shareholders.

●	We have a deep understanding of Western Pennsylvania and are therefore able to build the kind of banking and investment strategies needed by our customers.

●	First, we are maintaining a strong balance sheet, with diversified revenue streams and strong liquidity and capital allocations – helped by deposits being up since the beginning of 2023.

●	Second, we are appropriately managing risk – successfully weathering banking sector headwinds and leveraging our strengths as a relationship-focused community bank.

●	Third, we are focused on consistently achieving shareholder returns. In 2022, we achieved our highest EPS performance in over 20 years and instituted a 15% increase in dividend payments.

###

While the first six months of 2023 have presented a more difficult operating environment for the banking industry due to higher interest rates and an inverted yield curve, we have proactively managed our balance sheet to limit net interest margin compression. Specifically, we have executed $60 million of interest rate hedges to help control rising deposit costs, focused on booking floating rate assets and continued to effectively manage our strong core deposit base. We also have a strong focus on controlling non-interest expenses. Excluding the $1.7 million of activist-related costs, our total non-interest expenses for the first six months of 2023 have actually declined by $185,000 despite the challenges of the current inflationary environment.

We look forward to continuing to communicate with you and thank you for your investment.

Sincerely,

J. Michael Adams, Jr.	Jeffrey A. Stopko
Chairman	President & CEO